Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated June 12, 2008

2-year NC 1-year Callable Fixed Rate Note
Final Terms and Conditions

Issuer:		Toyota Motor Credit Corporation

Issue Type:	U.S. MTN

Principal Amount:	$250,000,000
(may be increased prior to Issue Date)

CUSIP:	89233PZ33

Trade Date:	June 12, 2008

Issue Date:	June 25, 2008

Maturity Date:	June 25, 2010

Issue Price:	100.0%

Re-Offer Price:	100.0%

Proceeds:	100.0%.  The Underwriter or its affiliate will
enter into swap transactions with the Issuer to hedge the Issuer's obligations under the Notes. The Underwriter and its affiliates expect to realize a profit in connection with these swap transactions.

Interest Rate:	4.00% per annum

Interest Payment Dates:	Semi-annually on each June 25 and December
25, commencing December 25, 2008

Issuer's Call Option:	Callable in whole but not in part, at par, on June
25, 2009 provided that the Issuer gives at least 10 calendar days' notice

Underwriter:	Deutsche Bank Securities Inc.

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Convention:	30/360

Denomination:	$10,000 by $10,000

Form of Note:	Book-entry

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Deutsche
Bank Securities Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

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